Exhibit 10.3

Execution Copy

STOCKHOLDERS AGREEMENT

BY AND AMONG

OPEN LINK FINANCIAL, INC.

THE MANAGEMENT STOCKHOLDERS

as defined herein

AND

THE INVESTORS
as defined herein

Dated as of February 1, 2006

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SECTION VII.	COVENANTS OF THE COMPANY	16
7.1.	Financial Statements, Reports, Etc.	16
7.2.	Inspection, Consultation and Advice	17
7.3.	Key Person Insurance	17
7.4.	Directors and Officers’ Insurance; Charter and Bylaws	17
7.5.	Compensation of Directors and Investors	17
7.6.	[Reserved]	17
7.7.	Material Adverse Change	17
7.8.	Indemnification	18
7.9.	Certain Notices	19
7.10.	Approval by Management Stockholder Nominee	19

SECTION VIII.	MISCELLANEOUS PROVISIONS	19
8.1.	Reliance	19
8.2.	Legend on Securities	20
8.3.	Amendment and Waiver; Actions of the Board	20
8.4.	Notices	21
8.5.	Counterparts	21
8.6.	Remedies; Severability	21
8.7.	Entire Agreement	22
8.8.	Governing Law	22
8.9.	Successors and Assigns	22
8.10.	Dispute Resolution	22
8.11.	Consent to Jurisdiction	23
8.12.	Termination	23

EXHIBIT

Exhibit A -	Form of Joinder Agreement

SCHEDULE

Schedule A -	Management Stockholders and Investors

ii

STOCKHOLDERS AGREEMENT

This Stockholders Agreement (the “Agreement”) is made as of February 1, 2006 (the “Effective Date”), by and among Open Link Financial, Inc., a Delaware corporation (the “Company”), the individuals identified on Schedule A as Management Stockholders (collectively, the “Management Stockholders”), the Persons identified on Schedule A as Investors (collectively, the “Investors” and, together with the Management Stockholders, the “Stockholders”), and any other stockholder or option holder who from time to time becomes party to this Agreement by execution of a joinder agreement substantially in the form of Exhibit A (a “Joinder Agreement”). For purposes of this Agreement, a stockholder or an option holder who joins this Agreement pursuant to a Joinder Agreement shall be included in the term “Management Stockholder” or “Investor” as specified in the applicable Joinder Agreement.

WHEREAS, the Investors are holders of issued and outstanding shares of Convertible Preferred Stock (as defined in Section 1.4) and Warrants (as defined in Section 1.4) issuable upon conversion of the Subordinated Notes (as defined in Section 1.4);

WHEREAS, the Management Stockholders are the owners of issued and outstanding shares of Common Stock; and

WHEREAS, the parties hereto desire to agree upon the terms on which the securities of the Company, now or hereafter outstanding and held by them, will be held, transferred and voted.

NOW, THEREFORE, the Company, the Management Stockholders and the Investors hereby covenant and agree as follows:

SECTION I. DEFINITIONS

1.1.                              Drafting Conventions; No Construction Against Drafter.

(a)                                  The headings in this Agreement are provided for convenience and do not affect its meaning. The words “include”, “includes” and “including” are to be read as if they were followed by the phrase “without limitation”. Unless specified otherwise, any reference to an agreement means that agreement as amended or supplemented, subject to any restrictions on amendment contained in such agreement. Unless specified otherwise, any reference to a statute or regulation means that statute or regulation as amended or supplemented from time to time and any corresponding provisions of successor statutes or regulations. If any date specified in this Agreement as a date for taking action falls on a day that is not a business day, then that action may be taken on the next business day. Unless specified otherwise, the words “party” and “parties” refer only to a party named in this Agreement or one who joins pursuant to the terms hereof.

(b)                                 The parties have participated jointly with their respective counsel in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement is to be construed as if drafted jointly by the parties and there is to be no presumption or burden of proof favoring or disfavoring any party because of the authorship of any provision of this Agreement.

1.2.                              Terms Not Defined. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Major Stockholder Contribution and Exchange Agreement (as defined in Section 1.4).

1.3.                              Number of Shares of Stock. Whenever any provision of this Agreement calls for any calculation based on the number of shares of capital stock issued and outstanding or held by a specified Person, the number of shares deemed to be issued and outstanding or held by that specified Person, unless specifically stated otherwise, shall be in each case the total number of shares of Common Stock then issued and outstanding or held by that specified Person, plus, without duplication, the total number of shares of Common Stock issuable upon the conversion of any Convertible Preferred Stock or the exercise of any Warrants then issued and outstanding or held by that specified Person.

1.4.                              Defined Terms. The following capitalized terms, as used in this Agreement, shall have the meanings set forth below.

“Affiliate” shall mean with respect to any specified Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with the specified Person, including, without limitation, any partner, officer, director or member of the specified Person and, if the specified Person is a venture capital fund, any investment fund now or hereafter managed by, or which is controlled by or under common control with, one or more general partners of the specified Person. For the purposes of this definition, “control” (including, with its correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct, or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise.

“Board of Directors” shall mean the Board of Directors of the Company.

“Charter” shall mean the Company’s certificate of incorporation in effect as of the date hereof, as amended from time to time.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the common stock, par value $0.001 per share, of the Company and any other common equity securities issued by the Company, together with any shares of stock or other securities issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or in replacement or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

“Company” shall have the meaning set forth in the preamble and shall include any successor thereto.

“Contribution and Exchange Agreement” shall mean the Contribution and Exchange Agreement dated as of the date hereof, by and among HoldCo, Kevin Hesselbirg, Robert Kalish, the Investors and the other parties thereto.

“Convertible Preferred Majority Interest” shall mean, at any time, Investors holding not less than a majority of the outstanding Shares held at that specified time by all Investors, calculated in accordance with Section 1.3 hereof.

“Convertible Preferred Stock” shall mean the Series A Convertible Preferred Stock, par value $0.001 per share, of the Company, together with any shares of stock or other securities issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or in replacement or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

“Director” shall mean a member of the Board of Directors.

“Exchange Act” shall mean the Securities Exchange Act of 1934 and the rules and regulations thereunder.

“HoldCo” shall mean OLF Acquisition Corp., a Delaware corporation.

“Major Investor” means any Investor that owns more than 5% of the Common Stock, calculated in accordance with Section 1.3 hereof.

“Major Stockholder Contribution and Exchange Agreement” shall mean the Major Stockholder Contribution and Exchange Agreement dated as of the date hereof, by and among HoldCo, Coleman Fung and the Investors.

“Material Adverse Effect” means a material adverse effect on the assets, liabilities, financial condition, business or results of operations of the Company, other than any effects relating to or resulting from (i) unless such changes have a disproportionate effect on the Company and its Subsidiaries, changes in general economic, financial or securities market conditions in the United States or elsewhere, (ii) general changes or developments in the industry in which the Company and its Subsidiaries operate that do not affect the Company disproportionately, (iii) the announcement of this Agreement and the transactions contemplated hereby, (iv) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the transactions contemplated by this Agreement, (v) unless such events have a disproportionate effect on the Company and its Subsidiaries, changes in applicable Laws or the interpretation thereof after the date hereof, and (vi) unless such events have a disproportionate effect on the Company and its Subsidiaries, any outbreak of major hostilities in which the United States is involved or any act of insurrection, sabotage or terrorism within the United States or directed against its facilities or citizens wherever located.

“Person” shall mean an individual, a corporation, a joint venture, a trust, an unincorporated organization, a limited liability company or partnership, a government (or agency or political subdivision thereof) or any other entity of any kind.

“Proceeding” shall mean any complaint, lawsuit or similar legal action filed in any court or any investigation, formal or informal, by any Person, regulatory or self-regulatory authority.

“Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of the date hereof, by and among the Company, the Investors and the Management Stockholders.

“Sale Event” shall mean a bona fide negotiated transaction with a Third Party Buyer in which (A) the Convertible Preferred Majority Interest has determined to sell their Shares in a transaction that will result in a majority of the voting power of the Company immediately prior to such transaction being transferred to such Third Party Buyer, (B) the Company has determined to sell or otherwise dispose of all or substantially all of its assets to a Third Party Buyer, or (C) the Company has determined to merge with or into, or consolidate with, a Third Party Buyer.

“Securities” shall mean the Convertible Preferred Stock, the Subordinated Notes and the Warrants.

“Securities Act” shall mean the Securities Act of 1933 and the rules and regulations thereunder.

“Shares” shall mean, at any time, (i) Common Stock, (ii) Convertible Preferred Stock, (iii) Warrants, and (iv) any other equity securities now or hereafter issued by the Company, together with any options thereon and any other shares of stock or other securities issued or issuable with respect thereto (whether by way of a stock dividend, stock split or in exchange for or in replacement or upon conversion of such shares or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

“Subordinated Notes” shall mean the convertible subordinated notes issued by the Company, in the initial principal amount of $20,000,000 pursuant to the Note Purchase Agreement, of even date herewith, between the Company and TA Subordinated Debt Fund, L.P. and TA Investors II, L.P.

“Subscription Agreement” shall mean that certain Subscription Agreement entered into prior to the date hereof by and among HoldCo and the Investors.

“Third Party Buyer” shall mean the buyer or buyers in a transaction of a type described in clauses (A) or (B) in the definition of Sale Event, and the surviving entity in clause (C) in the definition of Sale Event; provided that, in no event will shall any Investor or any Investor’s Affiliate be deemed a Third Party Buyer.

“Transfer” means any direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, grant of a security interest in or other disposal or attempted disposal of all or any portion of a security, any interest or rights in a security, or any rights under this Agreement. “Transferee” means the recipient of a Transfer.

“Warrants” shall mean the warrants to purchase shares of Common Stock issuable upon conversion of the Subordinated Notes, together with any other shares of stock or other securities issued or issuable with respect thereto (whether by way of a stock dividend or stock split or in exchange for or in replacement or upon exercise of such Warrants or otherwise in connection with a combination of shares, recapitalization, merger, consolidation or other corporate reorganization).

SECTION II. REPRESENTATIONS AND WARRANTIES

2.1.                              Representations and Warranties of the Management Stockholders. Each of the Management Stockholders hereby represents, warrants and covenants to the Company and the Investors as follows: (a) such Person has full legal capacity to enter into this Agreement and perform its obligations hereunder; (b) this Agreement constitutes the valid and binding obligation of such Person enforceable against such Person in accordance with its terms; and (c) the execution, delivery and performance by such Person of this Agreement does not and will not (i) violate any laws, rules or regulations of the United States or any state or other jurisdiction applicable to such Person, or require such Person to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made or (ii) constitute a breach of or default under any material agreement to which such Management Stockholder is a party.

2.2.                              Representations and Warranties of the Investors. Each of the Investors hereby represents, warrants and covenants to the Company and the Management Stockholders as follows: (a) such Person has full limited partnership power and authority to enter into this Agreement and perform its obligations hereunder; (b) this Agreement constitutes the valid and binding obligation of such Person enforceable against such Person in accordance with its terms; and (c) the execution, delivery and performance by such Person of this Agreement: (i) does not and will not violate any laws, rules or regulations of the United States or any state or other jurisdiction applicable to such Person, or require such Person to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made; and (ii) does not constitute a breach of or default under any material agreement to which such Investor is a party.

2.3.                              Representations and Warranties of the Company. The Company hereby represents, warrants and covenants to the Investors and the Management Stockholders as follows: (a) the Company has full corporate power and authority to enter into this Agreement and perform its obligations hereunder; (b) this Agreement constitutes the valid and binding obligation of the Company enforceable against it in accordance with its terms; and (c) the execution, delivery and performance by the Company of this Agreement: (i) does not and will not violate any laws, rules or regulations of the United States or any state or other jurisdiction applicable to the Company, or require the Company to obtain any approval, consent or waiver of, or to make any filing with, any Person that has not been obtained or made; and (ii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under or give rise to a right of termination of any indenture or loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Company is a party or by which the property of the Company is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the assets or properties of the Company.

SECTION III. RESTRICTIONS ON TRANSFER; RIGHT OF FIRST REFUSAL; CO-SALE PROVISIONS

3.1.                              Restrictions on Transfer. Each Stockholder shall not, without the prior written consent of a Convertible Preferred Majority Interest, Transfer all or any portion of the Shares now owned or hereafter acquired by such Stockholder, except in compliance with this Section III. Without limiting the generality of the foregoing (except pursuant to an initial public offering of the Common Stock or upon consummation of a Sale Event), no Stockholder may Transfer any Shares to any Person who is determined, in the reasonable, good-faith judgment of the Board of Directors, to be a direct or indirect competitor of the Company or of any subsidiary of the Company.

3.2.                              Permitted Transfers. Notwithstanding anything in Section III to the contrary, the provisions of Sections 3.3 and 3.4 shall not apply to a Transfer of the type listed below in clauses (a), (b) or (c); provided that in the case of either clause (a) or (b) the Transferee shall have entered into a Joinder Agreement in substantially the form of Exhibit A providing that all Shares so Transferred shall continue to be subject to all provisions of this Agreement as if such Shares were still held by such Management Stockholder:

(a)                                  Transfers by any Management Stockholder (or any Transferee permitted under this clause (a) or clause (b)) to (i) such Management Stockholder’s spouse or any lineal ancestor or descendant (including by adoption), (ii) any trust of which such Management Stockholder is the trustee or settler or donor and which is established solely for the benefit of any of the foregoing individuals and whose terms are not inconsistent with the terms of this Agreement (iii) any partnership, whose general partner(s) and limited partner(s) (if any) consist solely of one or more Persons identified in this clause (a) or (iv) any organization exempt from federal income tax pursuant to Section 501(c)(3) of the Code, provided that no Management Stockholder may Transfer more than 50% of the Shares owned by such Management Stockholder as of the date of this Agreement pursuant to Section 3.2(a)(iv);

(b)                                 Upon the death of any Management Stockholder or Transferee, Transfers to such Management Stockholder’s or Transferee’s estate, heirs, executors or administrators or to a trust under such Management Stockholder’s or Transferee’s will, or Transfers between such Management Stockholder or Transferee and such Management Stockholder’s or Transferee’s guardian or conservator; or

(c)                                  Transfers by any Management Stockholder pursuant to an initial public offering of the Common Stock or upon consummation of a Sale Event.

Notwithstanding anything to the contrary in this Agreement or any failure by a Transferee under this Section 3.2 to execute a Joinder Agreement, except for Transfers pursuant to an initial public offering of the Common Stock or upon the consummation of a Sale Event, any Transferee of Shares hereunder shall take such Shares subject to all provisions of this Agreement as if such Transferee were a Management Stockholder; provided that the term “Management Stockholder” in Section 3.2(a) and 3.2(b) shall continue to refer to the applicable original Management Stockholder and not any Transferee thereof.

3.3.                              Right of Refusal. Subject to the second sentence of Section 3.1, in the event that any of the Management Stockholders entertains a bona fide, arm’s length offer (a “Transaction Offer”) from any other Person (a “Buyer”) to purchase all or any portion of the Shares held by such Management Stockholder such Management Stockholder (a “Transferring Management Stockholder”) may, subject to the provisions of Section 3.4, Transfer such Shares pursuant to and in accordance with the following provisions of this Section 3.3:

(a)                                  Offer Notice. The Transferring Management Stockholder shall cause the Transaction Offer and all of the terms thereof to be reduced to writing and shall promptly notify the Company and each of the Investors of such Transferring Management Stockholder’s desire to effect the Transaction Offer and otherwise comply with the provisions of this Section 3.3 and, if applicable, Section 3.4 (such notice, the “Offer Notice”). The Offer Notice shall constitute an irrevocable offer to sell all of the Shares which are the subject of the Transaction Offer (the “Offered Shares”) to the Company and the Investors, together as a group, on the basis described below, at a purchase price equal to the price contained in, and on the same terms and conditions as, the Transaction Offer. The Offer Notice shall be accompanied by a true copy of the Transaction Offer (which shall identify the Buyer and all material information in connection therewith).

(b)                                 Company Option. The Company shall have the first option to purchase all or a portion of the Offered Shares. At any time within 10 days after receipt by the Company of the Offer Notice (the “Company Option Period”), the Company may elect to accept the offer to purchase with respect to any or all of the Offered Shares and shall give written notice of such election (the “Company Acceptance Notice”) to the Transferring Management Stockholder and each Investor within the Company Option Period, which notice shall indicate the number of Offered Shares that the Company is willing to purchase. The Company Acceptance Notice shall constitute a valid, legally binding and enforceable agreement for the sale and purchase of the Offered Shares covered by the Company Acceptance Notice. If the Company accepts the offer to purchase all of the Offered Shares, the closing for such purchase of the Offered Shares by the Company under this Section 3.3(b) shall take place within 30 days following the expiration, whether by lapse of time or acceptance, of the Company Option Period (or such later date as specified in Section 3.3(c)), at the offices of the Company or on such other date or at such other place as may be agreed to by the Transferring Management Stockholder and the Company. If the Company fails, or elects not to purchase all of the Offered Shares by exercising its option under this Section 3.3(b) within the period provided, the Transferring Management Stockholder shall so notify the Investors promptly (the “Additional Offer Notice”), which Additional Offer Notice shall specify the number of the Offered Shares that the Company has elected not to purchase (the “Remaining Shares”). The Remaining Shares shall be subject to the options granted to the Investors pursuant to Section 3.3(c) below.

(c)                                  Investors’ Option. If the Company elects not to purchase all of the Offered Shares under Section 3.3(b), at any time within 30 days after receipt by the Investors of the Additional Offer Notice (the “Investor Option Period”), each Investor may elect to accept the offer to purchase with respect to any and all of the Remaining Shares and shall give written notice of such election (the “Investor Acceptance Notice”) to the Transferring Management Stockholder to and each other Investor within the Investor Option Period, which notice shall indicate the maximum number of Remaining Shares that such Investor is willing to purchase, including the number of Remaining Shares it would purchase if one or more other Investors do not elect to purchase their Pro Rata Fractions (as defined in Section 3.3(d) below). An Investor Acceptance Notice shall constitute a valid and enforceable agreement for the sale and purchase of the Remaining Shares covered by such Investor Acceptance Notice. The closing for the purchase of the Remaining Shares by the Investors under this Section 3.3(c) (along with the purchase by the Company of any Shares under Section 3.3(b) if the Company is purchasing less than all of the Offered Shares) shall take place at the offices of the Company no later than the later of (i) 30 days following the expiration of the Investor Option Period, and (ii) five days following the date on which all governmental approval or filing requirements relating to the purchase of the Remaining Shares are satisfied, or on such other date or at such other place as may be agreed to by the Transferring Management Stockholder and such Investors. The Transferring Management Stockholder shall notify the Investors promptly if any Investor fails to offer to purchase its Pro Rata Fraction.

(d)                                 Allocation of Offered Shares among Investors. Upon the expiration of the Investor Option Period, the number of Remaining Shares to be purchased by each Investor shall be determined as follows: (i) first, there shall be allocated to each Investor electing to purchase, a number of Remaining Shares equal to the lesser of (A) the number of Remaining Shares as to which such Investor accepted the offer to purchase, as set forth in its respective Investor Acceptance Notice, or (B) such Investor’s Pro Rata Fraction (as defined below), and (ii) second, the balance, if any, not allocated under clause (i) above, shall be allocated to those Investors who within the Investor Option Period delivered an Investor Acceptance Notice to purchase a number of Remaining Shares that exceeded their respective Pro Rata Fractions, in each case on a pro rata basis in proportion to the number of Shares held by each such Investor up to the amount of such excess. An Investor’s “Pro Rata Fraction” shall be equal to the product obtained by multiplying the total number of Remaining Shares by a fraction, the numerator of which is the total number of Shares owned by such Investor, and the denominator of which is the total number of Shares held by all Investors, in each case calculated as of the date of the Offer Notice.

(e)                                  Valuation of Property. In the event that the price set forth in the Offer Notice is stated in consideration other than cash or cash equivalents, the Transferring Management Stockholder, the Company and a Convertible Preferred Majority Interest shall mutually determine the fair market value of such consideration, reasonably and in good faith, and the Company and/or the Investors, as the case may be, may effect their purchase under this Section 3.3 by payment of such fair market value in cash or cash equivalents; provided that, if the parties cannot mutually agree upon such fair market value, they shall settle such dispute as provided for in Section 8.10.

(f)                                    Sale to Third Party. In the event that the Company and/or the Investors, together as a group, do not elect to exercise the rights to purchase under this Section 3.3 with respect to all of the Offered Shares proposed to be sold, the Transferring Management Stockholder may sell the Offered Shares not purchased by the Company or the Investors under this Section 3.3 to the Buyer on the terms and conditions set forth in the Offer Notice, subject to the provisions of Section 3.4. If the Transferring Management Stockholder’s sale to a Buyer is not consummated in accordance with the terms of Section 3.4, the Transaction Offer shall be deemed to lapse, and any Transfers of Shares by the Transferring Management Stockholder shall be in violation of the provisions of this Agreement unless the Transferring Management

Stockholder sends a new Offer Notice and once again complies with the provisions of this Section 3.3 with respect to such Transaction Offer.

3.4.                              Co-Sale Option of Investors. If a Transferring Management Stockholder provides an Offer Notice to sell Offered Shares and the Company and/or the Investors, together as a group, do not elect to exercise the rights to purchase under Section 3.3 with respect to all of the Offered Shares, the Transferring Management Stockholder may Transfer the Offered Shares only pursuant to and in accordance with the following provisions of this Section 3.4:

(a)                                  Co-Sale Notice. As soon as practicable following the expiration of the Investor Option Period, and in no event later than five (5) days thereafter, the Transferring Management Stockholder shall provide notice to each of the Investors (the “Co-Sale Notice”) of its right to participate (by selling Shares held by each of the Investors to the Buyer) in the Transaction Offer on a pro rata basis with the Transferring Management Stockholder and on the same terms and conditions applicable to the Transferring Management Stockholder (except as to price as set forth in the proviso to Section 3.4(b)), as are set forth in the Offer Notice (the “Co- Sale Option”). To the extent one or more Investors exercise their Co-Sale Option in accordance with this Section 3.4, the number of Offered Shares that the Transferring Management Stockholder may Transfer in the Transaction Offer shall be correspondingly reduced.

(b)                                 Investor Acceptance. Each of the Investors shall have the right to exercise its Co-Sale Option by giving written notice of such intent to participate (the “Co-Sale Acceptance Notice”) to the Transferring Management Stockholder within fifteen days after receipt by such Investor of the Co-Sale Notice (the “Co-Sale Election Period”). Each Co-Sale Acceptance Notice shall indicate the maximum number of Shares subject thereto which the Investor wishes to sell, including the number of Shares it would sell if one or more other Investors do not elect to participate in the sale on the terms and conditions stated in the Offer Notice. Any Investor holding Convertible Preferred Stock or Warrants shall be permitted to sell to the relevant Buyer in connection with any exercise of the Co-Sale Option, at its option, (i) shares of Common Stock issuable upon the conversion of such Convertible Preferred Stock or shares of Common Stock issuable on the exercise of Warrants, or (ii) shares of Convertible Preferred Stock or the Warrants, provided, that in the case of the sale of Convertible Preferred Stock, the Buyer shall pay for each such share the greater of (A) the full liquidation preference of each such share of Convertible Preferred Stock, as determined in accordance with the Charter, or (B) the relevant aggregate purchase price for the underlying shares of Common Stock issuable upon conversion of such Convertible Preferred Stock.

(c)                                  Allocation of Shares. Each Investor shall have the right to sell a portion of its Shares pursuant to the Transaction Offer which is equal to or less than the product obtained by multiplying the total number of Offered Shares available for sale to the Buyer by a fraction, the numerator of which is the total number of shares of Common Stock owned by such Investor (calculated in accordance with Section 1.3) and the denominator of which is the total number of shares of Common Stock held by all Investors who have submitted a Co-Sale Acceptance and the Transferring Management Stockholder (calculated in accordance with Section 1.3), in each case as of the date of the Offer Notice, subject to increase as hereinafter provided. If any Investor does not elect to sell the full amount of such Shares which such Investor is entitled to sell pursuant to this Section 3.4, then any Investors who have elected to sell Shares shall have the right to sell, on a pro-rata basis (based on the number of Shares held by each such Investor) with any other Investors and up to the maximum number of Shares stated in each such Investor’s Co-Sale Acceptance Notice, any Shares not elected to be sold by such Investor, but that the Investor was entitled to sell under this Section 3.4.

(d)                                 Co-Sale Closing. Within ten (10) calendar days after the end of the Co-Sale Election Period, the Transferring Management Stockholder shall promptly notify each participating Investor of the number of Shares held by such Investor that will be included in the sale and the date on which the Transaction Offer will be consummated, which shall be no later than the later of (i) 30 calendar days after the end of the Co-Sale Election Period and (ii) five days following the date on which all governmental approval or filing requirements relating to the sale of any of the Shares are satisfied. Each participating Investor may consummate the sale of Shares in any Transaction Offer hereunder by delivering to the Buyer, or to the Transferring Management Stockholder for delivery to the Buyer, one or more instruments or certificates, properly endorsed for transfer, representing the Shares it elects to sell pursuant thereto. At the time of consummation of the Transaction Offer, the Buyer shall remit directly to each participating Investor that portion of the sale proceeds to which the participating Investor is entitled by reason of its participation in the Transaction Offer. No Shares may be purchased by the Buyer from the Transferring Management Stockholder unless the Buyer simultaneously purchases from the participating Investors all of the Shares that they have elected to sell pursuant to this Section 3.4.

(e)                                  Sale to Third Party. Any Shares held by a Transferring Management Stockholder that are the subject of a Transaction Offer and that the Transferring Management Stockholder desires to Transfer to a Buyer following compliance with this Section 3.4, may be sold to such Buyer only during the period specified in Section 3.4(d) and only on terms no more favorable to the Transferring Management Stockholder than those contained in the Offer Notice. Promptly after such Transfer, the Transferring Management Stockholder shall notify the Company and the Investors of the consummation thereof and shall furnish such evidence of the completion and date of completion of the Transfer and of the material terms thereof as may reasonably be requested by a Convertible Preferred Majority Interest. Prior to the effectiveness of any Transfer to a Buyer hereunder, such Buyer shall enter into a Joinder Agreement in substantially the form of Exhibit A, whereupon such Buyer shall have all the rights and obligations of a Management Stockholder hereunder. In the event that the Transaction Offer is not consummated within the period required by this Section 3.4 or the Buyer fails timely to remit to each participating Investor its respective portion of the sale proceeds, the Transaction Offer shall be deemed to lapse, and any Transfer of Shares by the Transferring Management Stockholder shall be in violation of the provisions of this Agreement unless the Transferring Management Stockholder sends a new Offer Notice with respect to such Offered Shares and once again complies with the provisions of Section 3.3 and Section 3.4 with respect to such Transaction Offer.

3.5.                              Co-Sale Option of Management Stockholders. If any one or more of the Major Investors entertains a Transaction Offer from a Buyer that is not an Affiliate of such Investor to purchase all or any portion of the Shares held by such Major Investor or Major Investors (each, a “Transferring Major Investor”) for a purchase price equal to or greater than the Series A Preference Amount (as defined in the Charter), each Transferring Major Investor must sell such Shares to the Buyer pursuant to and in accordance with the following provisions:

(a)                                  Co-Sale Notice. Such Transferring Major Investor shall provide prompt written notice (the “Management Stockholder Co-Sale Notice”) to each Management Stockholder of the Transferring Major Investor’s desire to sell shares pursuant to the Transaction Offer and otherwise comply with this Section 3.5, and of each Management Stockholder’s right to participate in the Transaction Offer with such Transferring Major Investor in accordance with the allocation prescribed by Section 3.5(c) and on the same terms and conditions applicable to such Transferring Major Investor (the “Management Stockholder Co-Sale Option”). The Management Stockholder Co-Sale Notice shall be accompanied by a true copy of the Transaction Offer (which shall identify the Buyer and other material information in connection therewith).

(b)                                 Acceptance. Each Management Stockholder shall have the right to exercise its Management Stockholder Co-Sale Option by giving written notice (the “Management Stockholder Co-Sale Acceptance Notice”) to the Transferring Major Investor within fifteen days after receipt by such Management Stockholder of the Management Stockholder Co-Sale Notice (the “Management Stockholder Co-Sale Election Period”). Each Management Stockholder Co-Sale Acceptance Notice shall indicate the maximum number of Shares that the Management Stockholder wishes to sell, including the number of Shares it would sell if one or more other Management Stockholders do not elect to participate in the sale on the terms and conditions stated in the Offer Notice (each Management Stockholder that provides a Management Stockholder Co-Sale Acceptance Notice, a “Participating Management Stockholder”).

(c)                                  Allocation of Shares; Price. Each of the Participating Management Stockholders shall have the right to sell pursuant to the Transaction Offer and on the same terms and conditions as applicable to the Transferring Major Investor, that portion of its Shares that is equal to or less than the result obtained by multiplying (i) the total number of Shares available for sale to the Buyer subject to the Transaction Offer times (ii) a fraction, the numerator of which is the total number of shares of Common Stock owned by such Participating Management Stockholder and the denominator of which is the total number of shares of Common Stock held by all Participating Management Stockholders and the Transferring Major Investor (calculated in accordance with Section 1.3), in each case, as of the date of the Offer Notice, subject to increase as hereinafter provided. If any Participating Management Stockholder does not elect to sell the full amount of such Shares that such Participating Management Stockholder is entitled to sell pursuant to this Section 3.5, then any Participating Management Stockholders that have elected to sell Shares shall have the right to sell, on a pro rata basis (based on the number of Shares held by each such Participating Management Stockholder) with any other Participating Management Stockholders and up to the maximum number of Shares stated in each such Participating Management Stockholder’s Management Stockholder Co-Sale Acceptance Notice, any Shares not elected to be sold by such Participating Management Stockholder.

(d)                                 Co-Sale Closing. Within five calendar days after the end of the Management Stockholder Co-Sale Election Period, the Transferring Major Investor shall promptly notify each Participating Management Stockholder of the number of Shares held by such Participating Management Stockholder that will be included in the sale and the date on which the Transaction Offer will be consummated, which shall be no later than the date that is the later of (i) 15 calendar days after the end of the Management Stockholder Co-Sale Election Period and (ii) five calendar days following the date of the satisfaction of any governmental approval or filing requirements relating to such sale. Each Participating Management Stockholder may effect its participation in any Transaction Offer hereunder by delivering to the Buyer, or to any Transferring Major Investor for delivery to the Buyer, one or more instruments or certificates, properly endorsed for transfer, representing the Shares it elects to sell pursuant thereto. At the time of consummation of the Transaction Offer, the Transferring Major Investors shall cause the Buyer to remit directly to each Participating Management Stockholder that portion of the sale proceeds to which the Participating Management Stockholder is entitled by reason of its participation in the Transaction Offer. No Shares may be purchased by the Buyer from the Transferring Major Investors unless the Buyer simultaneously purchases from the Participating Management Stockholders all of the Shares that they have elected to sell pursuant to this Section 3.5.

(e)                                  Sale to Third Party. Any Shares held by a Transferring Major Investor that are the subject of a Transaction Offer and that the Transferring Major Investor desires to Transfer to a Buyer in compliance with this Section 3.5, may be sold to such Buyer only during the period specified in Section 3.5(d) and only on terms no more favorable to the Transferring Major Investor than those set forth in the Management Stockholder Co-Sale Notice. Promptly after such Transfer, the Transferring Major Investor shall notify the Company and the Management Stockholders of the consummation thereof and shall furnish such evidence of the completion and date of completion of the Transfer and of the material terms thereof as may reasonably be requested by the Company. Prior to the effectiveness of any Transfer hereunder, such Buyer shall enter into a Joinder Agreement in substantially the form of Exhibit A, whereupon such Buyer shall have all the rights and obligations of a Major Investor hereunder. If the Transaction Offer is not consummated within the period required by this Section 3.5 or the Buyer fails timely to remit to each Participating Management Stockholder its respective portion of the sale proceeds, the Transaction Offer shall be deemed to lapse, and any Transfer of Shares arising out of or resulting from such Transaction Offer shall be in violation of the provisions of this Agreement unless the Transferring Major Investor sends a new Management Stockholder Co-Sale Notice with respect to such Shares and once again complies with the provisions of Section 3.5 with respect to such Transaction Offer.

3.6.                              Contemporaneous Transfers. If there are proposed concurrent Transfers that are subject to this Section III, then the relevant provisions of Section 3.3, Section 3.4 and 3.5, as applicable, shall apply separately to each such proposed Transfer.

3.7.                              Effect of Prohibited Transfers. If any Transfer is made or attempted contrary to the provisions of this Agreement, (a) such purported Transfer shall be void ab initio, (b) the Company and the other parties shall have, in addition to any other legal or equitable remedies which they may have, the right to enforce the provisions of this Agreement by actions for specific performance (to the extent permitted by law), and (c) the Company shall have the right to refuse to recognize any such Transferee for any purpose.

3.8.                              Assignment of Rights. Subject to Section 3.5 hereof, there shall be no restriction under this Agreement on an Investor’s right to Transfer all or any Shares to any other Person, and each Investor shall have the right to assign its rights under this Section III to any Transferee of such Investor’s Securities. Prior to the effectiveness of any Transfer by an Investor to a Transferee hereunder, such Transferee shall enter into a Joinder Agreement in substantially the form of Exhibit A, whereupon such Transferee shall have all the rights and obligations of an Investor hereunder.

SECTION IV.                  RIGHTS AND OBLIGATIONS TO SELL

4.1.                              Drag Along Rights.

(a)                                  In the event of a Sale Event, each Management Stockholder shall, upon the written request of a Convertible Preferred Majority Interest: (i) sell, transfer and deliver, or cause to be sold, transferred and delivered, to the Third Party Buyer a pro rata portion of his, her or its Shares on the same terms applicable to the Convertible Preferred Majority Interest (but subject to the relative rights and preferences of the Convertible Preferred Stock, and the Common Stock as provided in the Charter), and/or (ii) execute and deliver such instruments of conveyance and transfer and take such other action, including voting all Shares by that Management Stockholder in favor of any Sale Event proposed by the Convertible Preferred Majority Interest and executing any purchase agreements, merger agreements, indemnity agreements, escrow agreements or related documents as such Convertible Preferred Majority Interest may reasonably require in order to carry out the terms and provisions of this Section 4.1 (the rights of the Convertible Preferred Majority Interest under this Section 4.1, the “Drag-Along Right”).

(b)                                 In the event the Drag-Along Right is exercised by a Convertible Preferred Majority Interest in accordance with Section 4.1(a), the Management Stockholders shall only be required to incur the same obligations as those incurred by the Convertible Preferred Majority Interest, and the liability of each such Management Stockholder in respect of such obligations shall be pro rata based on the proceeds received in such Sale Event and in no event shall exceed the proceeds received in such Sale Event by such Management Stockholder.

4.2.                              Procedure. Not less than 15 days prior to the date proposed for the closing of any Sale Event, a Convertible Preferred Majority Interest shall give notice to each of the Management Stockholders setting forth in reasonable detail the name or names of any Third Party Buyer, the terms and conditions of the Sale Event, including the purchase price, and the proposed closing date.

SECTION V.                           RIGHTS TO PURCHASE

5.1.                              Right to Participate in Certain Sales of Additional Securities. Following the date of this Agreement, the Company shall not sell or issue or agree to sell or issue: (a) any shares of capital stock of the Company, (b) any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company, or (c) any options, warrants or rights carrying any rights to purchase shares of capital stock of the Company, unless the Company first submits a written notice to each Investor and Management Stockholder identifying the terms of the proposed sale (including price, number or aggregate principal amount of securities and all other material terms), and offers to each Investor and Management Stockholder who is an “accredited investor,” as such term is defined in Rule 501 under the Securities Act (an “Eligible Person”), the opportunity to purchase its Pro Rata Allotment (as hereinafter defined) of the securities described in the immediately preceding clauses (a) through (c) (subject to increase for over-allotment if any Eligible Persons do not fully exercise their rights under this Section 5.1) on terms and conditions, including price, not less favorable than those on which the Company proposes to sell such securities to a third party or parties (a “Participation Right Notice”). The Company’s offer pursuant to this Section 5.1 shall remain open and irrevocable for a period of 20 days following receipt by the Eligible Persons of such Participation Right Notice.

5.2.                              Eligible Person Acceptance. Each of the Eligible Persons may purchase its Pro Rata Allotment by giving written notice of such intent to participate (the “Participation Right Acceptance Notice”) to the Company within 20 days after receipt by such Eligible Person of the Participation Right Notice (the “Participation Right Acceptance Election Period”). Each Participation Right Acceptance Notice shall indicate the maximum number of shares, securities, options, warrants or other interests subject thereto which the Eligible Person wishes to buy, including the number it would buy if one or more other Eligible Persons do not elect to participate in the sale on the terms and conditions stated in the Participation Right Notice.

5.3.                              Calculation of Pro Rata Allotment. Each Eligible Person’s “Pro Rata Allotment” of such securities shall be based on the ratio which the number of shares of Common Stock owned (calculated in accordance with Section 1.3) by such Eligible Person bears to all of the shares of Common Stock owned by all of the Company’s stockholders (calculated in accordance with Section 1.3) as of the date of such Participation Rights Notice. If one or more Eligible Persons do not elect to purchase their respective Pro Rata Allotment, each of the electing Eligible Persons may purchase a portion of each such non-electing Eligible Person’s Pro Rata Allotment (taking into account the maximum amount each is wishing to purchase) on a pro rata basis, based upon the relative holdings of shares of Common Stock owned (calculated in accordance with Section 1.3) by each of the electing Eligible Persons in the case of over-subscription.

5.4.                              Sale to Third Party. Any shares, securities, options, warrants or other interests so offered that are not purchased by the Eligible Persons pursuant to the offer set forth in Section 5.1 above may be sold by the Company, but only on terms and conditions not more favorable to the purchaser than those set forth in the Participation Right Notice, at any time after five (5) days but within 60 days following the termination of the above-referenced 20 day period, but may not be sold to any other Person or on terms and conditions, including price, that are more favorable to the purchaser than those set forth in such Participation Right Notice or after such 60 day period without renewed compliance with this Section V.

5.5.                              Exceptions to Participation Rights. Notwithstanding the foregoing Sections 5.1 through 5.4, the right to purchase granted under this Section V shall be inapplicable with respect to: (i) the issuance of up to an aggregate of 3,131,127 shares of Common Stock (as appropriately adjusted for any stock split, combination, reorganization, recapitalization, reclassification, stock distribution, stock dividend or similar event) issued or issuable in connection with, or upon the exercise of, options or other awards granted or to be granted to employees, officers or directors of the Company pursuant to the Company’s 2006 Stock Option and Grant Plan, including shares of Common Stock issued in replacement of shares of such Common Stock repurchased or issuable upon the exercise of any options to purchase shares of such Common Stock, to the extent permitted under the Company’s 2006 Stock Option and Grant Plan; (ii) the issuance of up to an aggregate of 1,793,105 shares of Common Stock (as appropriately adjusted for any stock split, combination, reorganization, recapitalization, reclassification, stock distribution, stock dividend or similar event) issued or issuable in connection with, or upon the exercise of, options or other awards granted or to be granted to employees, officers or directors of the Company pursuant to the Company’s Amended and Restated 1995 Stock Option and Grant Plan, including shares of Common Stock issued in replacement of shares of such Common Stock repurchased or issuable upon the exercise of any options to purchase shares of such Common Stock, to the extent permitted under the Company’s Amended and Restated 1995 Stock Option and Grant Plan; (iii) securities issued as a result of any stock split, stock dividend, reclassification or reorganization or similar event with respect to the Shares; (iv) shares of Common Stock issued upon conversion of, or as a dividend on, the Convertible Preferred Stock; (v) securities issued as consideration for the purchase of stock or assets in any acquisition or merger that is approved by a Convertible Preferred Majority Interest; (vi) shares of capital stock of the Company issued upon exercise of any Warrants or (vii) any securities issued with the approval of a Convertible Preferred Majority Interest; provided that such securities are issued to Persons who are not (A) Investors or Affiliates thereof or (B) Persons or transactions in which any Investor or Affiliate thereof has any direct or indirect interest, and, in each case, are issued as part of a bona fide, arm’s length transaction.

5.6.                              Assignment of Rights. Subject to Section III and Section 8.9 hereof, for the avoidance of doubt, each Investor and Management Stockholder may assign its rights under this Section V to any Transferee of such Person’s Shares who is an “accredited investor” as such term is defined in Rule 501 of the Securities Act, and may assign and transfer such Person’s right to accept any particular offer under Section 5.1 hereof to any Person who is an “accredited investor” as such term is defined in Rule 501 of the Securities Act, and any such Transferee shall be deemed within the definition of an “Eligible Person” for purposes of this Section V.

SECTION VI.                  ELECTION OF DIRECTORS

6.1.                              Initial Board of Directors. The initial Board of Directors shall consist of five (5) members, of which one (1) shall be Coleman Fung, two (2) shall be representatives of the Investors nominated by a Convertible Preferred Majority Interest and two (2) shall be independent directors (who may not be Affiliates of any Investor) nominated by a Convertible Preferred Majority Interest. Each of the Stockholders agrees to vote their Shares in order to effect such representation.

6.2.                              Board Representation of Management Stockholders. For so long as Coleman Fung is an employee of the Company, each of the Stockholders agrees to vote all of his, her or its Shares having voting power (and any other Shares over which he, she or it exercises voting control), in connection with the election of the Board of Directors and to take such other actions as are necessary to elect and continue in office Mr. Fung as a Director.

6.3.                              Representation of the Management Stockholder Nominee on the Compensation Committees. For so long as Coleman Fung is a Director, each Stockholder agrees to take all such actions under the Charter and the Company’s bylaws to provide that the Board of Directors will ensure that Mr. Fung shall be a member of the compensation committee of the Board of Directors.

SECTION VII.                COVENANTS OF THE COMPANY

The Company covenants and agrees that:

7.1.                              Financial Statements, Reports, Etc. The Company shall furnish to each Stockholder the following reports:

(a)                                  Annual Financial Statements. Within 90 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of such fiscal year and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal year then ended, prepared in accordance with generally accepted accounting principles, together with an audit thereof by a firm of independent public accountants of nationally recognized standing selected by the Board of Directors;

(b)                                 Quarterly Financial Statements. Within 30 days after the end of each fiscal quarter of the Company, a consolidated balance sheet of the Company and its subsidiaries, if any, and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal quarter then ended, unaudited but prepared in accordance with generally accepted accounting principles and certified by the chief financial officer of the Company, such consolidated balance sheet to be as of the end of such quarter and such consolidated statements of income, stockholders’ equity and cash flows to be for such quarter and for the period from the beginning of the fiscal year to the end of such quarter, in each case with comparative statements for the prior fiscal year; and

(c)                                  Budget. No later than 30 days prior to the start of each fiscal year, consolidated capital and operating expense budgets, cash flow projections and income and loss projections for the Company and its subsidiaries, if any, in respect of such fiscal year, all itemized in reasonable detail and prepared on a monthly basis, and, promptly after preparation, any revisions to any of the foregoing;

(d)                                 Accountant’s Letters. Promptly following receipt by the Company, each audit response letter, accountant’s management letter and other written report submitted to the Company by its independent public accountants in connection with an annual or other audit of the books of the Company or any of its subsidiaries;

(e)                                  Notices. Promptly after the commencement thereof, notice of all actions, suits, claims, proceedings, investigations and inquiries that could materially and adversely affect the Company or any of its subsidiaries, if any; and

(f)                                    Other Information. Promptly, from time to time, such other information regarding the business, prospects, financial condition, operations, property or affairs of the Company and its subsidiaries, if any, as a Convertible Preferred Majority Interest reasonably may request.

7.2.                              Inspection, Consultation and Advice. The Company shall permit and cause each of its subsidiaries, if any, to permit each Investor and such persons as each Investor may designate, at such Investor’s expense, to visit and inspect any of the properties of the Company and its subsidiaries, examine their books and take copies and extracts therefrom, discuss the affairs, finances and accounts of the Company and its subsidiaries with their officers, employees and public accountants (and the Company hereby authorizes said accountants to discuss with such Investor and such designees such affairs, finances and accounts), and consult with and advise the management of the Company and its subsidiaries as to their affairs, finances and accounts, all at reasonable times and upon reasonable notice during normal business hours. The foregoing shall be in addition to, and not in lieu of, rights under applicable law.

7.3.                              Key Person Insurance. The Company shall maintain, “key person” term life insurance policies of at least $10,000,000 on the life of Coleman Fung which shall name the Company as beneficiary.

7.4.                              Directors and Officers’ Insurance; Charter and Bylaws. The Company shall maintain directors and officers liability insurance coverage on terms satisfactory to the Board of Directors of at least $5,000,000 per occurrence, to the fullest extent permitted by law covering, among other things, violations of federal or state securities laws. The Company shall use its best efforts prior to any initial public offering of the Company’s capital stock to increase its directors and officers liability insurance to at least $15,000,000 per occurrence, including coverage of claims under the Securities Act and the Exchange Act. The Company shall at all times maintain provisions in its bylaws and in its Charter indemnifying all directors and officers against liability and absolving all directors and officers from liability to the Company and its stockholders to the maximum extent permitted under applicable law.

7.5.                              Compensation of Directors and Investors. The Company shall pay or promptly reimburse in full each of the Directors for all of their reasonable out-of-pocket expenses incurred in attending each meeting of the Board of Directors or any Committee thereof. The Company shall also pay or promptly reimburse the Investors for reasonable costs, not to exceed $50,000 per year without the unanimous consent of the Board of Directors, associated with any other work done on behalf of the Company.

7.6.                              [Reserved]

7.7.                              Material Adverse Change. The Company shall promptly advise the Stockholders of any event which could be reasonably likely to have a Material Adverse Effect, and of each lawsuit or Proceeding commenced or, if known by the Company, threatened against the Company or any subsidiary which, if adversely determined, in the reasonable judgment of the Company, is reasonably likely to have a Material Adverse Effect. The Company will promptly advise the Stockholders of any recall of the Company’s or its subsidiaries’ products and any

Proceeding commenced or, if known by the Company, threatened which is related to the Company’s or its subsidiaries’ products and services.

7.8.                              Indemnification. Without limitation of any other provision of this Agreement, the Company shall, and shall cause its subsidiaries, successors and assigns to indemnify each Investor, its Affiliates and direct and indirect partners (including partners of partners and stockholders and members of partners), members, stockholders, directors, officers, employees and agents and each Person who controls any of them within the meaning of Section 15 of the Securities Act, or Section 20 of the Exchange Act (collectively, the “Investor Indemnified Parties” against any and all damages, liabilities, losses, Taxes, fines, penalties, reasonable costs and expenses (including reasonable fees of counsel) whether or not arising out of third-party claims and including all reasonable amounts paid in investigation, defense or settlement of the foregoing (those claims so indemnified against, “Losses”) that may be sustained or suffered by any such Investor Indemnified Party based upon, arising out of or by reason of any third party or governmental claims relating in any way to such Investor Indemnified Party’s status as a security holder, creditor, director, agent, representative or controlling person of the Company or otherwise relating to such Investor Indemnified Party’s involvement with the Company or its subsidiaries (including in each case any and all Losses under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, which relate directly or indirectly to the registration, purchase, sale or ownership of any securities of the Company or to any fiduciary obligation owed with respect thereto), including, without limitation, in connection with any third party or governmental action or claim relating to any action taken or omitted to be taken, or alleged to have been taken or omitted to have been taken, by any Investor Indemnified Party as security holder, director, agent, representative or controlling person of the Company or otherwise; provided, however, that the Company will not be liable to any Investor Indemnified Party to the extent that any such Losses arise from and are based on (A) an untrue statement of a material fact or omission, to state a material fact, or alleged untrue statement of a material fact or omission to state a material fact, in a registration statement or prospectus which is made in reliance on and in conformity with written information furnished to the Company by or on behalf of such Investor Indemnified Party, (B) conduct by such Investor Indemnified Party which is found to be fraud or willful misconduct in a non-appealable, final judgment, (C) conduct by such Investor Indemnified Party that constitutes a material breach of any existing written agreement between the Company and the Investors including, without limitation, breach of Section 7.10(b) hereof or (D) conduct that ought to have been the approved pursuant to Section 7.10.

(b)                                 If the indemnification provided for in Section 7.8(a) above for any reason is held by any competent authority to be unavailable to an Investor Indemnified Party in respect of any Losses referred to therein, then the Company, in lieu of indemnifying such Investor Indemnified Party thereunder, shall contribute to the amount paid or payable by such Investor Indemnified Party as a result of such Losses (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Investors, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Investors in connection with the action or inaction which resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of the Company and the Investors shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Investors and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(c)                                  Each of the Company and the Investors agrees that it would not be just or equitable if contribution pursuant to Section 7.8(b) were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph.

(d)                                 The Company shall pay all reasonable out-of-pocket costs and expenses incurred by the Investors in connection with their ongoing investment in the Company, including, without limitation, the fees and disbursements of counsel and other professionals in connection with any modification, waiver, consent or amendment of this Agreement or any other agreement between the Company and the Investors.

7.9.                              Certain Notices. The Company shall provide to the Stockholders copies of any and all notices or other notifications required to be provided by the Company to any lenders under the terms of any agreement related to indebtedness for borrowed money as and when any such notices are delivered to any such lenders.

7.10.                        Approval by Management Stockholder Nominee. For as long as Coleman Fung is an employee of the Company or any subsidiary, the Company shall not (in any case, by merger, consolidation, operation of law or otherwise), and shall not permit any subsidiary to (in any case, by merger, consolidation, operation of law or otherwise), without having obtained the unanimous affirmative vote or unanimous written consent of the Board of Directors:

(a)                                  amend, alter or reclassify the Convertible Preferred Stock in a manner that adversely affects the rights of the Common Stock;

(b)                                 except as contemplated by Section 7.8(d), engage in any transaction with, make any payment to or enter into any agreement with any Investor or any Affiliate of any Investor, or

(c)                                  except as contemplated by Section 7.8(d), grant compensation to any holder of the Company’s capital stock in exchange for any management, consulting or similar services.

SECTION VIII.               MISCELLANEOUS PROVISIONS

8.1.                              Reliance. Each covenant and agreement made by a party in this Agreement or in any certificate, instrument or other document delivered pursuant to this Agreement is material, shall be deemed to have been relied upon by the other parties and shall remain operative and in full force and effect after the date hereof regardless of any investigation. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties hereto and their respective successors and permitted assigns, except to the extent expressly contemplated in Section 8.

8.2.                              Legend on Securities. In addition to any other legend on the certificates representing Shares held by Investors or Management Stockholders, substantially the following legend must be typed on each certificate evidencing any of the Shares held at any time by any of the Investors or Management Stockholders:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT, DATED AS OF FEBRUARY 1, 2006, AS SUCH AGREEMENT MAY BE AMENDED, RESTATED OR MODIFIED FROM TIME TO TIME, AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE PROVISIONS THEREOF AND ANY TRANSFEREE OF THESE SECURITIES SHALL BE SUBJECT TO THE TERMS OF SUCH AGREEMENT. COPIES OF THE FOREGOING AGREEMENT ARE MAINTAINED WITH THE CORPORATE RECORDS OF THE ISSUER AND ARE AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICES OF THE ISSUER.

THE ISSUER WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD OR TRANSFERRED EXCEPT PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS OR (II) AN APPLICABLE EXEMPTION FROM REGISTRATION THEREUNDER OR UNDER APPLICABLE STATE SECURITIES LAWS.

8.3.                              Amendment and Waiver; Actions of the Board. Any party may waive in writing any provision hereof intended for its benefit. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party at law or in equity or otherwise. This Agreement may not be amended without the prior written consent of the Company, a Convertible Preferred Majority Interest and the Management Stockholders holding at least a majority of the Common Stock held by all Management Stockholders. Any consent given as provided in the preceding sentence shall be binding on all parties.

8.4.                              Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and mailed (by first class registered or certified mail, postage prepaid), telegraphed, sent by express overnight courier service or electronic facsimile transmission (with a copy by mail), or delivered to the applicable party at the respective address indicated below:

If to the Company:

Open Link Financial, Inc.
1502 Reckson Plaza

West Tower -15th Floor

Uniondale, NY 11556-1502
Facsimile No.: (516) 394-1193
Attention: Kevin Hesselbirg

If to the Investors:

TA Associates, Inc.

125 High Street

High Street Tower, Suite 2500
Boston, MA 02110

Facsimile: (617) 574-6728
Attention: Jonathan W. Meeks

If to any Management Stockholder or any Transferee:

At such Person’s address for notice as set forth in the books and records of the Company or, as to each of the foregoing, at such other address as shall be designated by a party in a written notice to other parties complying as to delivery with the terms of this subsection (a). All such notices, requests, demands and other communications shall, when mailed, telegraphed or sent, respectively, be effective (i) two days after being deposited in the mails or (ii) one day after being delivered to the telegraph company, deposited with the express overnight courier service or sent by electronic facsimile transmission, respectively, addressed as aforesaid.

8.5.                            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

8.6.                            Remedies; Severability. It is specifically understood and agreed that any breach of the provisions of this Agreement by any party will result in irreparable injury to the other parties, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law). If any one or more of the provisions of this Agreement, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein are not to be in any way impaired thereby, it being intended that all of the rights and privileges of the parties be enforceable to the fullest extent permitted by law.

8.7.                              Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement as to the subject matter hereof and, together with the Major Stockholder Contribution and Exchange Agreement and the Contribution Agreement, as applicable, the Registration Rights Agreement, the Subscription Agreement and the Charter, intended to be complete and exclusive statement of the agreement and understanding of the parties with respect to that subject matter.

8.8.                              Governing Law. This Agreement is to be construed and enforced in accordance with the laws of the State of Delaware.

8.9.                              Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and the respective successors and permitted assigns of the parties as contemplated herein, and any successor to the Company by way of merger or otherwise must specifically agree to be bound by the terms hereof as a condition of such succession. The rights of the Investors hereunder shall be binding upon and inure to the benefit of their Transferees of their Securities. Except as provided in Section III and Section V, no Management Stockholder may assign this Agreement or any of the Management Stockholder’s rights or obligations hereunder without the prior written consent of the Company and a Convertible Preferred Majority Interest, and without such prior written consent any attempted assignment shall be null and void.

8.10.                        Dispute Resolution. All disputes, claims, or controversies arising out of or relating to this Agreement, or any other agreement executed and delivered pursuant to or in connection with this Agreement or the negotiation, breach, validity, termination or performance hereof and thereof or the transactions contemplated hereby and thereby, that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in New York, New York before a single independent arbitrator (the “Arbitrator”). The parties understand and agree that this arbitration shall apply equally to claims of fraud or fraud in the inducement.

(b)                              The parties covenant and agree that the arbitration shall commence within 120 days of the date on which a written demand for arbitration is filed by any party hereto (the “Filing Date”). In connection with the arbitration proceeding, the Arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the Arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the Arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than seven days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party’s witnesses or experts. The Arbitrator’s decision and award shall be made and delivered within 180 days of the Filing Date. The Arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The Arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

(c)                                The parties covenant and agree that they will participate in the arbitration in good faith and that they will (i) bear their own attorneys’ fees, costs and expenses in connection with the arbitration, and (ii) share equally in the fees and expenses charged by the Arbitrator. Any party unsuccessfully refusing to comply with an order of the Arbitrators shall be liable for costs and expenses, including attorneys’ fees, incurred by the other party in enforcing the award. This Section 8.10 applies equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the purpose of avoiding immediate and irreparable harm.

8.11.                        Consent to Jurisdiction. Except as provided in Section 8.10(c) each of the parties hereto irrevocably and unconditionally consents to the jurisdiction of JAMS to resolve all disputes, claims or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to or in connection with this Agreement or the negotiation, breach, validity, termination or performance hereof and thereof or the transactions contemplated hereby and thereby, and further consents to the sole and exclusive jurisdiction of the state and federal courts located in the State of New York and the city of New York for the purposes of enforcing the arbitration provisions of Section 8.10 of this Agreement. Each party further irrevocably waives any objection to proceeding before the Arbitrator based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before the Arbitrator has been brought in an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given as provided in Section 8.4. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto.

8.12.                        Termination.

Sections III, IV, V and VI shall terminate upon an initial public offering of the Company’s Common Stock or upon consummation of a Sale Event; provided, that the covenants set forth in Sections 7.4, 7.5 and 7.10 hereof shall continue for so long as any Investor holds any Shares or until the expiration of any applicable statute of limitations, if later.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties are signing this Stockholders Agreement as of the date first set forth above.

OPEN LINK FINANCIAL, INC.

By:	/s/ Coleman Fung
	Name:	Coleman Fung
	Title:	Chief Executive Officer

[Signature Page to Stockholders Agreement]

/s/ Coleman Fung
Coleman Fung

Address for Notice:

22 Orchard Meadow Rd.
East Williston, NY 11596

/s/ Kevin Hesselbirg
Kevin Hesselbirg

Address for Notice:

15 Heather Drive
Kings Park, NY 11754

/s/ Robert Kalish
Robert Kalish

Address for Notice:

10 Heathcote Drive
Albertson, NY 11507

[Signature Page to Stockholders Agreement]

TA SUBORDINATED DEBT FUND, L.P.

By:

	By:	/s/ Jonathan Meeks
		Name:	Jonathan Meeks
		Title:	Principal

[Signature Page to Stockholders Agreement]

TA IX L.P.

By:	TA Associates IX LLC, its general partner
By:	TA Associates, Inc., its manager

	By:	/s/ Jonathan Meeks
Name: Jonathan Meeks
Title: Principal

TA STRATEGIC PARTNERS FUND A L.P.

By:	TA Associates SPF L.P., its general partner
By:	TA Associates, Inc., its general partner

	By:	/s/ Jonathan Meeks
Name: Jonathan Meeks
Title: Principal

TA STRATEGIC PARTNERS FUND B L.P.

By:	TA Associates SPF L.P., its general partner
By:	TA Associates, Inc., its general partner

	By:	/s/ Jonathan Meeks
Name: Jonathan Meeks
Title: Principal

TA ATLANTIC AND PACIFIC V L.P.

By:	TA Associates AP V L.P., its general partner
By:	TA Associates, Inc., its General Partner

	By:	/s/ Jonathan Meeks
Name: Jonathan Meeks
Title: Principal

TA INVESTORS II L.P.

By:	TA Associates, Inc., its general partner

	By:	/s/ Jonathan Meeks
Name: Jonathan Meeks
Title: Principal

[Signature Page to Stockholders Agreement]

EXHIBIT A

Joinder Agreement

The undersigned hereby agrees, effective as of the date hereof, to become a party to the Stockholders Agreement (the “Agreement”) dated as of February 1, 2006, by and among Open Link Financial, Inc. (the “Company”) and the other parties thereto and for all purposes of the Agreement, the undersigned shall be included within the term [“Management Stockholder”/“Investor”] (as defined in the Agreement). The undersigned further confirms that the representations and warranties contained in Section II of the Agreement are true and correct as to the undersigned as of the date hereof. The address and facsimile number to which notices may be sent to the undersigned is as follows:

Facsimile No.

[NAME OF UNDERSIGNED]

SCHEDULE A

Management Stockholders and Investors

Management Stockholders

Name

Coleman Fung

Kevin Hesselbirg

Robert Kalish

Investors

Name

TA IX L.P

TA Atlantic and Pacific V L.P.

TA Strategic Partners Fund A L.P.

TA Strategic Partners Fund B L.P.

TA Investors II L.P.

TA Subordinated Debt Fund, L.P.